EXHIBIT 2

                    AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), made and entered into as of this 21st day of November, 1997, by and among InterCounty Bancshares, Inc., an Ohio corporation ("ICB"); The National Bank and Trust Company, a national bank and a wholly-owned subsidiary of ICB ("NB&T"); Phillips Insurance Agency Group, Inc., an Ohio corporation ("Agency"); Melanie
W. Phillips; Michael D. Phillips; George R. Phillips, IV; and Kristopher G. Phillips (such natural persons hereinafter referred to as the "Agency Shareholders");

                                  WITNESSETH:

     WHEREAS, the Agency Shareholders are the owners of all of the outstanding common shares of Agency (the "Agency Shares"); and

     WHEREAS, upon the terms and subject to the conditions of this Agreement, Agency, Agency Shareholders, ICB and NB&T have agreed to effectuate an exchange of stock pursuant to which (i) the Agency Shareholders will exchange the Agency Shares solely in exchange for voting common shares of ICB and (ii) NB&T will receive the Agency Shares relinquished by the Agency Shareholders in the exchange (the "Reorganization"); and

     WHEREAS, the respective Boards of Directors of ICB, NB&T and Agency have determined that the Reorganization is fair to, and in the best interests of, their respective companies and shareholders and have approved and adopted this Agreement and the Reorganization; and

     WHEREAS, for federal income tax purposes, it is intended that the Reorganization qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

     I. The Reorganization.

        A. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Agency Shareholders shall transfer to NB&T all of the right, title and interest of the Agency Shareholders in and to all of the Agency Shares, free and clear of all liens, pledges, security interests, liabilities, claims and other encumbrances, solely in exchange for the "Reorganization Consideration" (as defined in Section 2 of this Agreement).

        B. At the Closing, the Articles of Incorporation of Agency and the Code of Regulations of Agency in effect immediately prior to the Reorganization shall be the Articles of Incorporation and the Code of Regulations of Agency immediately after the Reorganization, in each case until amended and/or restated in accordance with applicable law.

        C. From and after the Closing, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Agency and the officers of Agency shall consist of those persons serving as directors and officers of Agency immediately prior to the Reorganization.

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    II. Consideration for Agency Shares and Exchange of Shares Pursuant to the
Reorganization.   At the Closing, pursuant to the Reorganization, each of the
Agency Shareholders shall be entitled to receive in exchange for each of the Agency Shares held by such Agency Shareholder a number of voting common shares of ICB, no par value (the "ICB Shares"), equal to the quotient of the following subsection (a) divided by the following subsection (b) (the "Reorganization Consideration"):

            (a)(1) $1,100,000 divided by (2) 12.25 times the net earnings per ICB Share for the twelve months ended on the last day of the quarter preceding the closing of the transaction, divided by

            (b) 500;

provided, however, that no fractional ICB Shares will be issued, and cash will be paid in lieu of fractional shares based on the aforementioned exchange rate. The Agency Shareholders shall cease to have any rights with respect to the Agency Shares, except as otherwise provided in this Agreement or under applicable law.

    III. Closing. The Reorganization shall be consummated at the offices of Vorys, Sater, Seymour and Pease, Suite 2100, 221 E. Fourth Street, Cincinnati, Ohio 45202, on a date and at a time designated by ICB and NB&T as soon as practicable after the satisfaction of all conditions set forth herein (the "Closing").

     IV. Tax Consequences of the Reorganization. It is intended that the Reorganization shall constitute a "reorganization" within the meaning of Code
Section 368(a) and that this Agreement shall constitute a "plan of reorganization" within the meaning of the Code and applicable law.

      V. Obligations of Agency Shareholders at Closing. At the Closing, the Agency Shareholders shall deliver to NB&T:

         A. Certificates for all of the outstanding Agency Shares, duly endorsed in blank and in appropriate form for transfer and accompanied by any other documents necessary for an effective transfer of the Agency Shares; and

         B. All of Agency's corporate minute books, share ledgers, share certificate books and share transfer books, Agency's corporate seal, if any, and control of the Agency and the Agency's properties.

     VI. Obligations of ICB at Closing. At the Closing, ICB shall deliver to the Agency Shareholders the Reorganization Consideration, as described in
Section 2 of this Agreement.

    VII. Representations and Warranties of Agency and the Agency Shareholders. Agency and the Agency Shareholders, jointly and severally, represent and warrant to ICB and NB&T that each of the following statements is true and accurate in all material respects:

         A. The Agency Shareholders are the owners of the number of Agency Shares set forth below. Each of the Agency Shareholders has the right and power to transfer the Agency Shares to NB&T free and clear of any and all liens, encumbrances, restrictions or conditions, and none of the Agency Shareholders has granted any options, purchase rights or other agreements or commitments of any nature whatsoever with respect to the Agency Shares.

            Melanie W. Phillips                 473 Agency Shares
            Michael D. Phillips                   9 Agency Shares
            George R. Phillips, IV                9 Agency Shares
            Kristopher G. Phillips                9 Agency Shares

         B. Agency is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and possesses all necessary corporate powers and authority, licenses and franchises to own its property and assets and to conduct its business as and where it is being conducted. Agency is in compliance in all material respects with all applicable local, state or federal laws and regulations.

         C. The authorized capital of Agency consists solely of 556 common shares, no par value, of which 500 common shares are issued and outstanding and held solely by the Agency Shareholders, as set forth in Section 7.a. of this Agreement. The Agency Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Agency Shares were not issued in violation of the preemptive right of any shareholder of Agency. There are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever obligating Agency to issue, deliver or sell or restricting Agency from issuing, delivering or selling any additional Agency common shares or obligating Agency to grant, extend or enter into any such agreement or commitment.

         D. This Agreement has been duly executed and delivered by Agency and each of the Agency Shareholders. Agency has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by Agency. This Agreement is the valid and binding agreement of each of the Agency and the Agency Shareholders, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents.

         E. Agency has made available to NB&T true and accurate copies of its Articles of Incorporation and Code of Regulations and has granted NB&T access to all records of all meetings and other corporate actions occurring before the date of this Agreement by the shareholders, Board of Directors and Committees of the Board of Directors of Agency. The minute books of Agency contain, in all material respects, complete and accurate records of all meetings and other corporate actions of its shareholders, Board of Directors and Committees of the Board of Directors.

         F. Except as set forth in a disclosure schedule delivered to NB&T before the execution of this Agreement (the "Disclosure Schedule"), the execution and delivery of this Agreement and, subject to the regulatory filings and approvals referenced in Section 10.a.(1) of this Agreement, the consummation of the transactions contemplated hereby will not (1) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Code of Regulations of Agency; (2) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which Agency is a party or by which Agency or its property or assets is bound; (3) require the consent of any party to any agreement or commitment to which Agency is a party or by which Agency or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of Agency; (4) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of Agency; or (5) violate or conflict with any applicable law, ordinance, rule or regulation.

         G. The financial statements of Agency as of and for the three years ended December 31, 1996, as contained in the Disclosure Schedule (the "Agency Financial Statements"), fairly present the financial position of Agency at such date and the results of its operations for such periods. Since December 31, 1996, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of the Agency, except as they may be affected by the closing of accounts by George F. Bush, Bush Leasing, Inc., and Bush Auto Place, Inc.

         H. Except as disclosed in the Agency Financial Statements, Agency has no liabilities or obligations material to the business condition (financial or otherwise) of Agency, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

         I. Neither the Agency Financial Statements nor any certificates, statements or other information furnished to ICB or NB&T in writing by the Agency contains any untrue statement of a material fact or omits to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

         J. A list of all material fixed assets owned by Agency carried on the books of Agency as of the date hereof (the "Personal Property") is set forth in the Disclosure Schedule. All Personal Property has been maintained in good working order, ordinary wear and tear excepted. Agency owns and has good title to all of the Personal Property, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance. A copy of each personal property lease to which the Agency is a party is included in the Disclosure Schedule.

         K. The Agency owns no real property. The Disclosure Schedule contains a copy of all leases of real property by the Agency from anyone else.

         L. The Disclosure Schedule contains a true, accurate and complete list of all investments, other than investments in the Personal Property, owned by Agency as of the date hereof (the "Investments"), the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto and a true, accurate and complete list of the name of each bank or other depository in which Agency has an account or safe deposit box. The Investments are owned by Agency free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by Agency at any time.

         M. Agency has duly and timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by them through the date hereof, and have paid or accrued all taxes and duties (and all interest and penalties with
respect thereto) due or claimed to be due by Agency.   Agency has, to the
knowledge of Agency and the Agency Shareholders, no liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever, and there is no basis for any additional material claims or assessments. True copies of the federal, state and local income tax returns of Agency for each of the three tax years ended December 31, 1996, 1995 and 1994, have been delivered to NB&T.

         There are no federal, state or local tax returns or reports not filed with respect to all income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other taxes which would be due but for an extension of time for filing having been granted. Agency has neither executed nor filed with the Internal Revenue Service (hereinafter referred to as the "IRS") or any state or local tax authority any agreement extending the period for assessment and collection of any income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security or other taxes, nor is Agency a party to any action or proceeding of any governmental authority for assessment or collection of such taxes, except tax liens or levies against customers of Agency. There is no outstanding assessment or claim of collection of any of such taxes against Agency. Agency has not received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency with respect to any federal, state or local taxes. No tax return of Agency is currently the subject of any audit by the IRS or any other governmental agency. No material deficiencies have been asserted in connection with the tax returns of Agency, and Agency has no reason to believe that any deficiency would be asserted relating thereto. Agency has never been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Code) filing consolidated returns, and Agency is not a party to any tax sharing agreement.

         N. The Disclosure Schedule contains a copy of each contract or commitment of Agency involving more than $1,000.

         O. Agency is not in default under any contract or agreement of any kind, and no claim of such default by any party has been made or is now, to the knowledge of Agency or any of the Agency Shareholders, threatened, except to the extent such a default would not have a material adverse effect on Agency.

         P. The Disclosure Schedule contains copies of all policies of insurance and bonds on the assets, operations, directors, officers and employees of Agency. Such policies and bonds are valid and enforceable.

         Q. There are no material actions, suits, proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of Agency in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality; neither the management of Agency nor any of the Agency Shareholders has any knowledge of any basis for any such action, suit, proceeding or investigation; and Agency is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

         R. Agency has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for it to conduct its business as presently conducted, and all of such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. Agency has received no notice that it is or may become subject to any order or agreement with any federal or state agency charged with the supervision or regulation of insurance agencies, nor any notice that it is not in compliance with any statute or regulation.

         S. (1) The Disclosure Schedule sets forth a true and complete list of all qualified pension or profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of Agency. Copies of such plans and agreements, together with (a) when applicable, the most recent actuarial and financial reports prepared with respect to any such plan, (b) the most recent annual reports filed with any government agency and (c) all rulings and determination letters received from governmental agencies and any open requests for rulings or letters that pertain to any such plan, have been delivered or will be delivered to NB&T.

             (2) Except as set forth in the Disclosure Schedule, Agency does not currently maintain, nor has it ever maintained, any "employee pension benefit plan," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each such plan, together with any related trust or other funding mechanism, as maintained by Agency, hereinafter referred to as a "Pension Benefit Plan"), which is intended to be qualified under Section 401(a) of the Code.

             (3) Agency does not currently maintain, nor has it ever maintained, any Pension Benefit Plan subject to the provisions of Title IV of ERISA.

             (4) Agency does not currently participate in, nor has it ever participated in, any multiemployer plan, as such term is defined in Sections 3(37) and 4001 of ERISA.

             (5) All of the Pension Benefit Plans have complied and comply currently in all material respects, both as to form and operation, with the provisions of ERISA and the Code, where required in order to be tax-qualified under Section 401(a) of the Code, and all other applicable laws, rules and regulations. Agency is not aware of any event which might jeopardize the tax qualified status of any Pension Benefit Plan. Each Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS which considers amendments made to the Code by the Tax Reform Act of 1986. All reports required by any governmental agency with respect to each Pension Benefit Plan have been timely filed with such agency and, where required, distributed to participants and beneficiaries of such Pension Benefit Plan within the time required by law.

             (6) Each "employee welfare benefit plan," as defined in Section 3(1) of ERISA (each such plan together with any related trust or other funding mechanism, as maintained by Agency, hereinafter referred to as a "Welfare Benefit Plan") has been administered to date in all material respects in compliance with the requirements of the Code and ERISA, and all reports required by any governmental agency with respect to each Welfare Benefit Plan has been timely filed with such agency and, where required, distributed to participants and beneficiaries of such Welfare Benefit Plan within the time required by law.

             (7) Neither Agency nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of
Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(1) of the Code.

         T. (1) Agency, to its knowledge, is in material compliance with all applicable Environmental Laws (hereinafter defined). Agency has not received any written or oral communications from any organization, person or otherwise, which alleges that either (a) Agency is not in compliance with all applicable Environmental Laws or (b) any properties or assets of Agency may have been affected by any Materials of Environmental Concern (hereinafter defined).

            (2) There is no Environmental Claim (hereinafter defined) pending or, to the knowledge of Agency, threatened (a) against Agency, (b) against any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by Agency either contractually or by operation of law, or (c) against any real or personal property which Agency owns, leases, manages, supervises or participates in the management of, other than such as would not, either individually or in the aggregate, have a material adverse effect on Agency.

             (3) There are not present or, to the knowledge of Agency, past activities, conditions or incidents, including, without limitation, the release or disposal of any Material of Environmental Concern, that could reasonably form the basis of any Environmental Claim against Agency or against any person or entity whose liability for any Environmental Claim has or may have been retained or assumed by Agency, either contractually or by operation of law, other than such as would not, either individually or in the aggregate, have a material adverse effect on Agency.

             (4) As used in this Agreement:

                 (a) "Environmental Claim" means any claim, cause of action or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (I) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by Agency or (II) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law;

                 (b) "Environmental Laws" means all laws and regulations relating to pollution or protection of human health or the environment including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and

                 (c) "Materials of Environmental Concern" shall mean (I) any "hazardous waste" as defined in 42 U.S.C. Section 6903, as amended from time to time, and regulations promulgated thereunder from time to time; (II) any "hazardous substance" as defined in 42 U.S.C. Section 9601, as amended from time to time, and regulations promulgated thereunder from time to time; (III) asbestos; (IV) PCB's; (V) any substance the presence of which on NB&T's or Agency's property is prohibited by any applicable law, ordinance, or regulation; (VI) petroleum products; and (VII) underground storage tanks and above ground storage tanks.

         U. Agency is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and have not and are not engaged in any unfair labor practice, except where such failure to comply or such practice would not have a material adverse effect on the financial condition, results of operations, business or prospects of Agency. No unfair labor practice complaint against Agency is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Agency. No representation question exists in respect of the employees of Agency and no labor grievance which might have a material adverse effect upon Agency or the conduct of its business is pending or, to the knowledge of Agency, threatened. Agency has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Agency, and, to the knowledge of Agency, there is no present effort nor existing proposal to attempt to unionize any group of employees of Agency.

         V. Agency currently has no subsidiaries.

         W. Neither Agency nor any of the Agency Shareholders has received (1) any notice or advice that Agency is or may become subject to any order or agreement of any federal or state agency charged with the supervision or regulation of insurance agencies or any other governmental agency having supervisory or regulatory authority with respect to Agency; (2) any notice or advice that it is not in substantial compliance with any statute or regulation; or (3) any notice from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization.

   VIII. Representations and Warranties of ICB and NB&T.

         A. ICB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. NB&T is a corporation duly organized, validly existing and in good standing under the laws of the United States and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operation as presently conducted.

         B. This Agreement has been duly executed and delivered by ICB and NB&T. Subject to the filing and approval of all requisite regulatory notices and applications, ICB and NB&T have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by ICB and NB&T.

         C. ICB has made available, or will promptly make available, to Agency and each of the Agency Shareholders true and accurate copies of ICB's Articles of Incorporation and Code of Regulations. NB&T has made available, or will promptly make available, to Agency and each of the Agency Shareholders true and accurate copies of NB&T's Amended Articles of Association and Bylaws.

         D. The execution and delivery of this Agreement and, subject to the regulatory filing and approvals referenced in Section 10.a(1) of this Agreement, the consummation of the transactions contemplated hereby will not
(1) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Code of Regulations of ICB or the Amended Articles of Association or Bylaws of NB&T; (2) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which ICB or NB&T is a party or by which ICB or NB&T or their property or assets is bound; (3) require the consent of any party to any agreement or commitment to which ICB or NB&T is a party or by which ICB or NB&T or their property or assets is bound, the failure to obtain which could, individually or in the aggregate with all of the other failures to obtain written consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of ICB or NB&T; (4) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of ICB or NB&T or give rise to any meritorious cause of action against ICB or NB&T; or (5) violate or conflict with any applicable law, ordinance, rule or regulation.

         E. The authorized capital of ICB consists solely of 3,000,000 common shares, no par value, of which 1,545,738 shares are outstanding; 50,000 Class A preferred shares, no par value, none of which is outstanding; and 50,000 Class B preferred shares, no par value, none of which is outstanding. In addition, there are outstanding options to purchase 93,993 common shares of ICB granted with various prices and terms pursuant to plans for the directors, officers and employees of ICB and NB&T. All of the outstanding common shares of ICB have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding stock of The National Bank and Trust Company has been duly authorized and validly issued, is fully paid and non-assessable and is owned by ICB.

         F. ICB has delivered to each of the Agency Shareholders copies of the following documents, each of which has been filed with the Securities and Exchange Commission (the "SEC"):

            (1) The Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

            (2) The Annual Report to Shareholders for the fiscal year ended December 31, 1996;

            (3) The Proxy Statement for use in connection with the 1997 Annual Meeting of Shareholders of ICB; and

            (4) The Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997.

                Such filings did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         G. Since June 30, 1997, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of ICB and its subsidiaries, taken as a whole.

         H. ICB and NB&T have has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for them to conduct their businesses as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation.

     IX. Covenants.

         A. Conduct of Agency's Business. From the date of this Agreement until the Effective Time, Agency and the Agency Shareholders shall use all reasonable efforts to preserve intact Agency's business organization and assets and maintain its rights, franchises and existing relationships with customers, suppliers and business associates. Except as set forth in Section 9.b. of this Agreement or with the prior written consent of NB&T, from the date of this Agreement until the Closing, Agency will conduct its business only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations. Notwithstanding the foregoing, without the prior written consent of NB&T, Agency will not:

             (1) Authorize or agree to authorize the creation or issuance of, or issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities of which Agency is the issuer, or any obligations convertible into or exchangeable for any shares of its capital stock;

             (2) Declare, set aside, pay or make any divided or other distribution on its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any share thereof or enter into any agreement with respect to the foregoing;

             (3) Effect any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

             (4) Amend its Articles of Incorporation or Code of Regulations;

             (5) Purchase, sell, assign or transfer any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property, or purchase any real property;

             (6) Mortgage, pledge, grant or suffer to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet delinquent;

             (7) Waive any rights of material value or cancel any material debts or claims;

             (8) Incur any material obligation or liability (absolute or contingent), including, without limitation, any tax liability, or pay any material liability or obligation (absolute or contingent), other than liabilities and obligations incurred in the ordinary course of business;

             (9) Cause any material adverse change in the amount or general composition of liabilities;

            (10) Enter into or amend any employment contract with any of its employees, increase the compensation payable to any employee or director or any relative of any such employee or director or become obligated to increase any such compensation;

            (11) Adopt or amend in any material respect any employee benefit plan, severance plan or collective bargaining agreement or make awards or distributions under any employee benefit plan not consistent with past practice or custom;

            (12) Acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

            (13) Make any material capital expenditure or commitment for any material addition to property, plant, or equipment;

            (14) Borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

            (15) Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account; or

            (16) Agree, whether in writing or otherwise, to take any action described in this Section 9.a.

         B. Agency Reorganization. Before the Closing, Agency shall form two subsidiaries to which Agency will contribute its assets, liabilities and capital. One of such subsidiaries shall be licensed under the laws of the State of Ohio to conduct the business of a life insurance agency and possess all assets and liabilities attendant thereto. Such new life insurance agency shall maintain all of the life insurance company appointments that were held by Agency before the formation of the two subsidiaries. The other of such subsidiaries shall be licensed under the laws of the State of Ohio to conduct all other business currently conducted by Agency and possess all assets and liabilities attendant thereto. Such new non-life insurance agency shall maintain all non-life insurance agency company appointments that were held by Agency before the formation of the two subsidiaries. Such reorganization of Agency (the "Agency Reorganization") shall be effected in accordance with all applicable statutes and regulations and in a manner and at a time determined by NB&T.

         C. Acquisition Transactions. Agency shall (1) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or discuss or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, Agency (hereinafter collectively referred to as "Acquisition Transactions"), (2) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing, and (3) give NB&T prompt notice of any such inquiries, offers or proposals. If Agency fails to act in accordance with this subsection and within one year after the date of this Agreement executes a letter of intent or a definitive agreement in respect of an Acquisition Transaction with another party, Agency shall pay to NB&T $20,000 in immediately available federal funds within two days after the execution of such letter of intent or definitive agreement.

         D. Best Efforts for Qualification as Section 368(a) Reorganization. Agency and Agency Shareholders shall use their best efforts to cause the Reorganization to qualify for treatment as a "reorganization" within the meaning of Code Section 368(a) and will take no action which would cause the Reorganization not to qualify as a "reorganization" within the meaning of Code
Section 368(a).

         E. Regulatory Approvals. All parties shall use their reasonable efforts to file and obtain approval of all regulatory applications necessary to consummate the transactions contemplated by this Agreement. ICB, NB&T and Agency shall cooperate and shall cause their respective directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, in connection with the preparation of the regulatory applications and all other actions necessary to consummate the transactions contemplated by this Agreement.

         F. Employees. Upon satisfactory review of employment files, all employees of Agency immediately prior to the Closing, except those employees covered by a written employment agreement, shall remain at will employees of Agency. George R. Phillips, George R. Phillips, IV, and Michael D. Phillips shall execute employment agreements with Agency effective upon Closing. Such agreements shall be in a form to be agreed upon by NB&T, Agency and each of such persons.

            Upon the request of ICB, Agency shall take all steps necessary to commence the termination of Agency's 401(k) plan prior to the Closing; provided, however, that ICB may, at the discretion of ICB, determine not to request such termination and instead merge Agency's 401(k) plan into the 401(k) plan of ICB following the closing. At the effective time of the Closing, if Agency's 401(k) plan is terminated, or upon the merger of Agency's 401(k) plan into ICB's 401(k) plan, if Agency's 401(k) plan is merged into ICB's 401(k) plan, all employees of Agency shall be eligible to participate in ICB's 401(k) plan, effective immediately, subject to the terms of ICB's 401(k) plan, and shall receive prior service credit for eligibility and vesting purposes under ICB's 401(k) plan.

             ICB shall, in its discretion, (1) provide coverage for Agency's employees effective upon Closing under the health insurance plan maintained by ICB or NB&T for the benefit of the employees of ICB and its subsidiaries; provided, however, that any employee of Agency who has been insured under the health insurance plan maintained by Agency for at least 12 months prior to the Closing shall be covered by ICB's or NB&T's health insurance plan without regard to any waiting periods and limitations on pre-existing conditions; or
(2) maintain in place the health insurance plan currently maintained by Agency for the benefit of its employees.

         G. Affiliates Compliance with 1933 Act. (1) The Disclosure Schedule sets forth all persons whom Agency and the Agency Shareholders reasonably believe to be "affiliates" of Agency, as defined in Rule 145 under the Securities Act of 1933 (the "Affiliates"). After the date of this Agreement and until the effective date of the Closing, Agency and each of the Agency Shareholders shall identify to NB&T each additional person whom they reasonably believe to have thereafter become an Affiliate.

             (2) Concurrently with the execution of this Agreement, each of Agency and the Agency Shareholders shall deliver to NB&T a written agreement in which such Affiliate confirms that the NB&T Shares received by such Affiliate pursuant to this Agreement shall be transferable only in accordance with Rule 145 of the Securities Act of 1933 and other restrictions set forth in such agreement. After the date of this Agreement, Agency and each of the Agency Shareholders shall use their best efforts to obtain from each person who is later identified as an Affiliate for delivery to NB&T before the Closing a similar agreement.

         H. Access. Until the Closing, Agency shall afford to NB&T and to its officers and representatives reasonable access to Agency's properties, personnel, books, records and affairs.

         I. Confidentiality. The parties acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (hereinafter referred to as the "Information") and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement, or Information which is required to be furnished or used in connection with legal proceedings. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this Agreement, the other parties will promptly return or destroy Information in their possession and certify to the disclosing party that the party has done so.

         J. Press Releases. ICB, NB&T and Agency shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and no party to this Agreement shall issue any such press release or make any such public statement without obtaining the prior consent of ICB, NB&T and Agency, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.

         K. Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         L. Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         M. Notification of Events. At all times from the date of this Agreement until the Closing, each party shall promptly notify the other in writing of any materially adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might reasonably be expected to result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this Agreement or of the commencement of any action, suit, proceeding or investigation against it.

         N. Pooling of Interests. Neither the Agency nor any of the Agency Shareholders shall take or cause to be taken any action whether before or after the Effective Time that would disqualify the Reorganization as a "pooling of interests" for accounting purposes.

         O. Action by Agency Shareholders. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to ICB's and NB&T's willingness to enter into this Agreement, each of the Agency Shareholders shall (1) sign and deliver an action in writing approving this Agreement and the transactions contemplated hereby, and (2) sign and deliver a representation and acknowledgment in the form attached hereto as Exhibit A.

         P. Transfer of Agency Shares. No Agency Shareholder shall transfer any of the Agency Shares prior to the Effective Time.

         X. Closing Matters.

            A. Conditions to Obligations of ICB and NB&T. Notwithstanding any other provision of this Agreement, the obligations of ICB and NB&T to close the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions:

               (1) All permits, approvals, consents, authorizations, exemptions or waivers of any federal or state governmental body or agency necessary or appropriate for consummation of the transactions contemplated by this Agreement shall have been obtained and all notices required to be filed shall have been filed and any objection or waiting period with respect to such notice shall have expired;

               (2) All waivers, consents and approvals of every person necessary or appropriate for the consummation of the transactions contemplated by this Agreement shall have been obtained, and none of such waivers, consents and approvals shall contain any term or condition which, in the judgment of ICB, individually or in the aggregate, would materially reduce the value of Agency and its subsidiaries, taken as a whole, to ICB;

               (3) There shall not be in effect any federal or state law, rule or regulation or any order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement;

               (4) ICB shall have (a) received an opinion from its legal counsel, satisfactory to ICB, that the issuance of ICB Shares pursuant to this Agreement need not be registered pursuant to the Securities Act of 1933 (the "Securities Act") or pursuant to any applicable state law, or (b) effectively registered the ICB Shares pursuant to the Securities Act and pursuant to any applicable state law;

               (5) The representations and warranties of Agency and the Agency Shareholders contained in Section 7 of this Agreement shall be true in all material respects at and as of the date hereof and at and as of the day of the Closing as if made at and as of such time;

               (6) Agency and the Agency Shareholders shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Agency and the Agency Shareholders before or on the day of the Closing;

               (7) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of ICB, NB&T or Agency after the date of this Agreement;

               (8) Agency and the Agency Shareholders shall have delivered to ICB a certificate dated the day of the Closing to the effect set forth in subsections (5), (6), (7), (11), (12), (16), (17) and (18) of this Section
10.a. and such other certificates and documents to evidence the taking of requisite actions in connection with this Agreement as ICB may reasonably request;

               (9) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or seeks to impose material limitations on the ability of NB&T to exercise full rights of ownership of the assets or business of Agency;

              (10) There shall not have been proposed, nor shall there be in effect, any federal or state law, rule, regulation, order or statement of policy that, in the reasonable judgment of ICB, would: (a) prevent or delay the consummation of the transactions contemplated by this Agreement or interfere with the reasonable operation of the business of ICB, NB&T or Agency; (b) materially adversely affect the ability of ICB or NB&T to enjoy the economic or other benefits of the transactions contemplated by this Agreement; or (c) impose any material adverse condition, limitation or requirement on ICB or NB&T in connection with the transactions contemplated by this Agreement;

              (11) Agency shall not have incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

              (12) The Agency Reorganization shall have been completed;

              (13) The Agency and its subsidiaries shall be located, to the satisfaction of NB&T, in a place in Ohio with a population of less than 5,000, to be selected by NB&T;

              (14) George R. Phillips, George R. Phillips, IV, and Michael D. Phillips shall have executed employment agreements and non-competition agreements with Agency in a form satisfactory to NB&T, to be effective upon the Closing;

              (15) ICB shall have received from J.D. Cloud & Co. a written opinion dated the date of the Closing that ICB will be entitled to account for the Reorganization under the "pooling of interests" method;

              (16) No accounts payable by Agency shall have remained unpaid more than 45 days as of the date of the Closing;

              (17) All notes payable by Agency shall be current in accordance with their terms;

              (18) Each of the Agency Shareholders shall have executed and delivered to ICB a representation and acknowledgment in the form attached hereto as Exhibit A;

              (19) All of the Agency Shareholders shall have duly signed an action in writing by the shareholders of the Agency adopting this Agreement and approving the transactions contemplated herein;

              (20) ICB shall have received certificates dated as of a date as close as practicable to the Closing date from appropriate authorities as to the good standing of Agency and its subsidiaries; and

              (21) Each of the insurance companies with which Agency currently has an agency or brokerage agreement shall have agreed prior to the Closing to the continuation of its current agreement with Agency or a subsidiary of Agency following the Closing or executed prior to the Closing a new agreement with Agency or a subsidiary of Agency, satisfactory to NB&T, to continue in effect after the Closing.

         B. Conditions to the Obligations of Agency and the Agency
Shareholders.

            The obligations of Agency and the Agency Shareholders to effect the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions:

            (1) The representations and warranties of ICB contained in Section 8 of this Agreement shall be true in all material respects at and as of the date hereof and at and as of the date of the Closing as if made at and as of such time;

            (2) There shall not be in effect any federal or state law, rule or regulation or any order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement;

            (3) ICB shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them before or at the Closing;

            (4) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of ICB after the date of this Agreement;

            (5) ICB shall have delivered to Agency and the Agency Shareholders a certificate dated the day of the Closing and signed by the President and the Chief Financial Officer of ICB to the effect set forth in subsections (1), (3) and (4) of this Section 10.b; and

            (6) George R. Phillips, George R. Phillips, IV, and Michael D. Phillips shall have executed employment agreements and non-competition agreements with Agency, to be effective upon the Closing.

         XI. Termination.  This Agreement may be terminated:

             A. By mutual consent of the parties;

             B. By any party to this Agreement if the Closing shall not have occurred on or before February 28, 1998; provided, however, that a party who is then in breach of any of its representations, warranties, covenants or agreements under this Agreement in any material respect may not exercise such right of termination if it has received notice from the non-breaching party that the non-breaching party is seeking specific performance of the breaching Party's obligations under this Agreement; provided further, however, that no such termination shall relieve the breaching party from liability for a breach that occurs prior to such termination;

             C. By ICB or NB&T if any event occurs which, in the reasonable opinion of the Board of Directors of ICB or NB&T, would preclude satisfaction of any of the conditions set forth in Section 10.a. of this Agreement; and

             D. By Agency if any event occurs which, in the reasonable opinion of the Board of Directors of Agency, would preclude satisfaction of any of the conditions set forth in Section 10.b. of this Agreement.

        XII. Notice of Termination. In order to terminate this Agreement pursuant to Section 11 of this Agreement, the party so acting shall give written notice of such termination to all other parties. This Agreement shall terminate on the date such notice is given.

             A. Effect of Termination. In the event of the termination of this Agreement, the provisions of this Agreement shall become void and have no effect; provided, however, that (1) the provisions set forth in Section 9.i. and Section 9.j. of this Agreement shall survive such termination and shall remain in full force and effect, and (2) a termination of this Agreement shall not affect the liability of any party for an uncured breach of any term or condition of this Agreement.

             B. Amendment. This Agreement may be amended at any time only by an instrument in writing signed on behalf of each of the parties hereto.

             C. Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

       XIII. Miscellaneous

             A. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                If to Agency, to:

                Phillips Insurance Agency Group, Inc.
                94 North South Street
                Wilmington, Ohio  45177
                Attention:  George R. Phillips

                with a copy to:

                William E. Peelle
                Peelle Law Office Co., LPA
                1929 Rombach Avenue
                Wilmington, Ohio  45177

                If to Michael D. Phillips, to:

                Michael D. Phillips
                507 Dimmick Avenue
                Cincinnati, Ohio  45246

                If to Melanie W. Phillips or Kristopher G. Phillips, to:

                Melanie W. Phillips
                622 Berlin Road
                Wilmington, Ohio  45177

                If to George R. Phillips, IV, to:

                George R. Phillips, IV
                170 Harland Drive
                Wilmington, Ohio  45177

                If to ICB or NB&T, to:

                InterCounty Bancshares, Inc.
                48 N. South Street
                Wilmington, Ohio  45177
                Attention:  Charles L. Dehner

                with a copy to:

                Cynthia A. Shafer
                Vorys, Sater, Seymour and Pease
                Suite 2100, Atrium Two
                221 E. Fourth Street
                P. O. Box 0236
                Cincinnati, Ohio 45201-0236

         B. Entire Agreement. This Agreement (including the exhibits, documents and instruments referred to herein or therein) (1) constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (2) is not intended to and shall not confer any rights or remedies hereunder upon any person other than ICB, NB&T, Agency and the Agency Shareholders; (3) shall not be assigned by operation of law or otherwise; and (4) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio, except to the extent that federal law may be applicable.

         C. Execution In Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single Agreement.

         D. Headings. The headings of articles and sections herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         E. Nonsurvival of Representations and Warranties. No representation or warranty shall survive the Closing.

         F. Liabilities and Specific Performance. Each party to this Agreement recognizes that, if it fails to perform, observe or discharge any of its obligations under this Agreement, remedies at law may not provide adequate relief to the other party or parties. Therefore, each party is hereby authorized to demand specific performance of this Agreement, and is entitled to temporary and permanent injunctive relief, in a court of competent jurisdiction at any time when any other party fails to comply with any of the provisions of this Agreement applicable to it, in addition to any other remedy that may be available in law or equity. To the extent permitted by applicable law, each party hereby irrevocably waives any defense that it might have based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance or injunctive relief.

      IN WITNESS WHEREOF, ICB, NB&T, Agency, Melanie W. Phillips, Michael D. Phillips, George R. Phillips, IV, and Kristopher G. Phillips signed or caused this Agreement to be signed by their respective duly authorized officers effective on the date first above written.

ATTEST:                                    INTERCOUNTY BANCSHARES, INC.


/s/Charles L. Dehner                       By:  /s/Timothy L. Smith
Charles L. Dehner                               Timothy L. Smith
Executive Vice President and                    its President
  Chief Financial Officer

ATTEST:                                    THE NATIONAL BANK AND TRUST
                                             COMPANY


/s/Charles L. Dehner                       By:  /s/Timothy L. Smith
Charles L. Dehner                               Timothy L. Smith
Executive Vice President and                    its President
  Chief Financial Officer

ATTEST:                                    PHILLIPS INSURANCE AGENCY
                                             GROUP, INC.


/s/Melanie W. Phillips                     By:  /s/George R. Phillips
Melanie W. Phillips                             George R. Phillips
Secretary                                        its President


/s/Melanie W. Phillips                     By:  /s/George R. Phillips, IV
Melanie W. Phillips                             George R. Phillips, IV


/s/Michael D. Phillips                     By:  /s/Kristopher G. Phillips
Michael D. Phillips                             Kristopher G. Phillips

                        ACKNOWLEDGMENT

STATE OF OHIO      )
                   ) SS:
COUNTY OF CLINTON  )

     BE IT REMEMBERED that on this 21st day of November, 1997, personally came before me, a Notary Public in and for the State and County aforesaid, Timothy
L. Smith, President of The National Bank and Trust Company, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of November, 1997.

                                                   /s/Cynthia Anne Shafer
                                                   Notary Public


STATE OF OHIO       )
                    ) SS:
COUNTY OF CLINTON   )

     BE IT REMEMBERED that on this 21st day of November, 1997, personally came before me, a Notary Public in and for the State and County aforesaid, Timothy
L. Smith, President of InterCounty Bancshares, Inc., and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of November, 1997.

                                                   /s/Cynthia Anne Shafer
                                                   Notary Public


STATE OF OHIO       )
                    ) SS:
COUNTY OF CLINTON   )

     BE IT REMEMBERED that on this 21st day of November, 1997, personally came before me, a Notary Public in and for the State and County aforesaid, George
R. Phillips, President of Phillips Insurance Agency Group, Inc., and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of November, 1997.

                                                   /s/Cynthia Anne Shafer
                                                   Notary Public


STATE OF OHIO        )
                     ) SS:
COUNTY OF CLINTON    )

      BE IT REMEMBERED that on this 21st day of November, 1997, personally came before me, a Notary Public in and for the State and County aforesaid, Melanie W. Phillips, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be her act and deed and that the facts therein are true.

      IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of November, 1997.

                                                   /s/Cynthia Anne Shafer
                                                   Notary Public


STATE OF OHIO      )
                   ) SS:
COUNTY OF CLINTON  )

     BE IT REMEMBERED that on this 21st day of November, 1997, personally came before me, a Notary Public in and for the State and County aforesaid, George
R. Phillips, IV, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and that the facts therein are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of November, 1997.

                                                   /s/Cynthia Anne Shafer
                                                   Notary Public


STATE OF OHIO      )
                   ) SS:
COUNTY OF CLINTON  )

     BE IT REMEMBERED that on this 21st day of November, 1997, personally came before me, a Notary Public in and for the State and County aforesaid, Michael
D. Phillips, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and that the facts therein are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of November, 1997.

                                                   /s/Cynthia Anne Shafer
                                                   Notary Public


STATE OF OHIO      )
                   ) SS:
COUNTY OF CLINTON  )

    BE IT REMEMBERED that on this 21st day of November, 1997, personally came before me, a Notary Public in and for the State and County aforesaid, Kristopher G. Phillips, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and that the facts therein are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 21st day of November, 1997.

                                                   /s/Cynthia Anne Shafer
                                                   Notary Public

                              EXHIBIT A



                                                   _____________________, 1997

InterCounty Bancshares, Inc.
48 N. South Street
Wilmington, Ohio 45177

Ladies and Gentlemen:

     This letter is being delivered pursuant to and in accordance with the Agreement and Plan of Reorganization dated this date (the "Agreement") by and among InterCounty Bancshares, Inc., an Ohio corporation ("ICB"), The National Bank and Trust Company, a national bank and a wholly-owned subsidiary of ICB, Phillips Insurance Agency Group, Inc., an Ohio corporation ("Agency"), Melanie
W. Phillips, Michael D. Phillips, George R. Phillips, IV, and Kristopher G. Phillips. Pursuant to such Agreement, I may receive common shares of ICB pursuant to the Agreement (the "Shares"). I have been advised that in order for the issuance of common shares of ICB pursuant to the Agreement to qualify for certain exemptions from registration pursuant to federal and state securities laws, ICB must receive assurance of certain matters, and the transfer of the Shares by me will be subject to certain restrictions. In addition, I have been advised that as of the date hereof, I may be deemed to be an "affiliate" of Agency, as that term is defined for purposes of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the "Rules and Regulations") under the Securities Act of 1933 (the "Act"), that the Shares will be "restricted securities" within the meaning of Rule 144 of the Rules and Regulations and that the transactions pursuant to the Agreement will be accounted for as a pooling of interests.

     I hereby represent, warrant and covenant to ICB as follows:

     1. My principal residence is located in the State of Ohio.

     2. During the period of nine months from the date on which the Shares are issued to me pursuant to the Agreement, I shall resell any of such Shares only to persons resident within the State of Ohio to whom I will have provided notice that the same restrictions on transfer will apply to such person.

     3. I am aware that the Shares will be deemed "restricted securities" as defined in Rule 144 of the Act. In order to sell the Shares in compliance with Rule 144, I must hold the Shares for at least one year and may thereafter sell the Shares only in accordance with certain procedures and subject to limitations on the amount that may be sold in any three-month period.

     4. I understand that ICB is under no obligation to register the sale, transfer or other disposition of the Shares.

     5. I am aware that no market may exist for the resale of such Shares.

     6. I am acquiring such Shares for investment and not for the distribution of such Shares.

     7. I am aware of the following restrictions on the transfer of such
Shares:

        a.  A restrictive legend will be placed on the certificate representing the Shares restricting their transfer to residents of Ohio during the nine months following issuance, as described above.
                                    -23-
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        b.  The following additional restrictive legends will be placed on the certificate representing the Shares:

            The shares represented by this certificate are restricted securities and may not be sold, transferred, pledged or hypothecated except pursuant to (i) an effective registration statement registering the shares under the Securities Act of 1933 (the "Act"), (ii) a transaction permitted by Rule 144 promulgated under the Act as to which the issuer has received satisfactory evidence of compliance with the provisions of Rule 144, or (ii) an opinion of counsel, satisfactory to issuer, that the transfer is lawful.

            The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Act applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated as of ___________, 1997, between the registered holder hereof and InterCounty Bancshares, Inc., a copy of which agreement is on file at the principal offices of InterCounty Bancshares, Inc.

        c. Stop-transfer instructions will be issued to ICB's transfer agent preventing the transfer of the Shares by me without compliance with all of the restrictions referenced herein.

     8. I also understand that unless the transfer by me of the Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, ICB reserves the right to put the following legend on the certificates representing the shares of ICB issued to my transferee:

        The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Act.

     9. I agree to cooperate with ICB so as not to jeopardize treatment of the transactions contemplated by the Agreement as a pooling of interests for accounting purposes. I understand that ICB agrees to notify me when a sale, transfer or other disposition of the Shares will not jeopardize the treatment of the transactions as a pooling of interests for accounting purposes.

    10. I shall not make any sale, transfer or other disposition of the Shares in violation of the Act or the Rules and Regulations.

    11. I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Shares, to the extent I felt necessary, with my legal counsel or legal counsel for the Agency.

                                             Very truly yours,

                                             _______________________________
                                             _______________________________
Accepted this ____ day of
November, 1997

by InterCounty Bancshares, Inc.

By:  __________________________
     __________________________
     __________________________
                                    -24-
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